Exhibit 10.24

LOWE’S COMPANIES, INC.
2006 Long Term Incentive Plan
Non-Qualified Stock Option Agreement

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (revision date March 2011) (this “Agreement”), between LOWE’S COMPANIES, INC., a North Carolina corporation (the “Company”), and the individual (“Participant”) identified in the accompanying Notice of Grant of Stock Options and Non-Qualified Stock Option Agreement (the “Notice”), is made pursuant and subject to the Notice and the provisions of the Company’s 2006 Long Term Incentive Plan (the “Plan”), a copy of which has been made available to Participant.  All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1.           Terms and Conditions.  This Option is subject to the terms and conditions of the Notice and the following terms and conditions:

    (a)           Date of Grant and Expiration Date.  The Date of Grant of this Option and the Expiration Date of the Option are as specified in the Notice.

(b)           Exercise of Option.  Except as provided in paragraphs 2, 3, 4 and 5 of this Agreement, this Option shall be exercisable as prescribed in the Notice.  Except to the extent otherwise provided in paragraph 2 and 3, once this Option has become exercisable in accordance with the preceding sentence, it shall continue to be exercisable until the earlier of the termination of Participant’s rights hereunder pursuant to paragraph 4 or 5, or until the Expiration Date.  A partial exercise of this Option shall not affect Participant’s right to exercise this Option with respect to the remaining shares, subject to the conditions of the Notice, the Plan and this Agreement.

(c)           Method of Exercise and Payment for Shares.  Unless the exercise is executed through the Company’s designated brokerage firm for on-line options processing (currently E*Trade), this Option shall be exercised by written notice substantially in the form of Exhibit “A” hereto delivered to the Company or its designee by mail or overnight delivery service, in person, or via other means authorized by the Company.  Any notice delivered to the Company shall be addressed to the attention of the Stock Plan and Compliance Coordinator at the Company’s principal office in Mooresville, North Carolina.  Such notice shall be accompanied by payment in full of the Option exercise price, and applicable withholding taxes, in cash or cash equivalent acceptable to the Administrator, or by the surrender of shares of Common Stock (by attestation of ownership or actual delivery of one or more share certificates) with an aggregate Fair Market Value (determined as of the business day preceding the exercise date) which, together with any cash or cash equivalent paid by Participant, is not less than the Option exercise price, and applicable withholding taxes, for the number of shares of Common Stock for which the Option is being exercised.  To the extent permitted under Regulation T of the Federal Reserve Board, and subject to applicable securities laws and the Company’s adoption of such program in connection with the Plan, if Participant is subject to the reporting and other provisions of Section 16 of the Securities Exchange Act of 1934, as amended, the Option may be exercised through a broker in a so-called “cashless exercise” whereby the broker sells the Option shares and delivers cash sales proceeds to the Company in payment of the Option exercise price, and applicable withholding taxes.  In such case, the written notice of exercise will be accompanied by such documents as required by the Company in accordance with its cashless exercise procedure.  Participant’s right to exercise the Option shall be conditioned upon and subject to satisfaction, in a manner acceptable to the Company, of any withholding tax liability under any state or federal law arising in connection with exercise of the Option.

(d)           Transferability.  This Option shall not be assignable or transferable by a Participant other than by will or the laws of descent and distribution.

2.           Vesting and Exercise Period in the Event of Death or Disability.  In the event (a) Participant dies while employed by the Company or an Affiliate or (b) Participant’s employment with the Company or an Affiliate is terminated due to Participant’s Disability, this Option shall become vested and exercisable for all of the number of shares of Common Stock subject to the Option, reduced by the number of shares for which the Option was previously exercised.  In such case, Participant’s vested Options may be exercised by Participant, or, in the case of Participant’s death, by Participant’s estate, or the person or persons to whom Participant’s rights under this Option shall pass by will or the laws of descent and distribution, during the remainder of the period preceding the Expiration Date.

3.           Vesting and Exercise Period in the Event of Retirement. In the event Participant’s employment with the Company and its Affiliates is terminated for any reason other than death, Disability or Cause, following eligibility for Retirement, this Option shall continue to vest following Participant’s Retirement pursuant to the vesting schedule set forth in the Notice, reduced by the number of shares for which the Option was previously exercised.  In such event, Participant’s vested Options may be exercised by Participant during the remainder of the period preceding the Expiration Date.

4.           Vesting and Exercise Period in the Event of Other Termination of Employment. In the event Participant’s employment with the Company and its Affiliates is terminated for any reason other than death, Disability or Cause and prior to Retirement, this Option shall be vested and exercisable only to the extent vested at the time of termination pursuant to the vesting schedule set forth in the Notice, reduced by the number of shares for which the Option was previously exercised.  In such event, Participant’s vested Options may be exercised by Participant until the date that is three months after the date of such termination of employment or during the remainder of the period preceding the Expiration Date, whichever is shorter.

5.           Termination for Cause; Competing Activity.  Notwithstanding anything to the contrary herein:

(a)           Termination for Cause.  This Option shall expire on the date that Participant’s employment with the Company or any of its Affiliates is terminated for Cause, and this Option shall not be exercisable thereafter.

(b)           Competing Activity.  If Participant engages in any Competing Activity during his employment with the Company or an Affiliate or within one year after the cessation of his employment with the Company and its Affiliates for any reason, then Participant shall remit, upon demand by the Company, the “Repayment Amount” (as defined in the following sentence), with respect to any shares of Common Stock for which this Option was exercised during the period beginning on the date that is six months before such cessation of employment and ending on the date that is six months after such cessation of employment.  The “Repayment Amount” is, with respect to each such exercise of this Option, the excess of (i) the aggregate Fair Market Value, on the date of exercise, of the shares of Common Stock for which this Option was exercised, over (ii) the aggregate option price for such number of shares.  The Repayment Amount shall be payable in cash (which shall include a certified check or bank check), by the tender of shares of Common Stock or by a combination of cash and Common Stock; provided that, regardless of the Fair Market Value of such shares at the time of tender, the tender of shares of Common Stock shall satisfy the obligation to pay the Repayment Amount with respect to the exercise of this Option for the same number of shares of Common Stock delivered to the Company.  For purposes of this Agreement, Participant will be deemed to be engaged in a Competing Activity if Participant, directly or indirectly, owns, manages, operates, controls, is employed by, or participates in as a 5% or greater shareholder, partner, member or joint venturer, any company which engages in the business activities of the Company or its Affiliates (the “Business Activities”), or engages in, as an independent contractor or otherwise, the Business Activities for himself or on behalf of another person or entity.

(c)           No Waiver.  Nothing contained in this paragraph 5 shall be interpreted as or deemed to constitute a waiver of, or diminish or be in lieu of, any other rights that the Company or an Affiliate may possess as a result of Participant’s misconduct or direct or indirect involvement with a business competing with the business of the Company or an Affiliate.

6.           Minimum Exercise.  This Option may not be exercised for less than fifty shares of Common Stock unless it is exercised for the full number of shares that remain subject to the Option.

7.           Fractional Shares.  Fractional shares shall not be issuable hereunder, and when any provision hereof otherwise would entitle Participant to a fractional share, the Committee shall determine, in its discretion, whether such fractional share shall be disregarded, whether cash shall be given in lieu of a fractional share, or whether such fractional share shall be eliminated by rounding up.

8.           No Right to Continued Employment.  This Option does not confer upon Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate his employment at any time.

9.           Change in Capital Structure.  In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of this Option shall be adjusted as provided in the Plan.

10.           Governing Law.  This Agreement shall be governed by the laws of the State of North Carolina other than its choice of laws provisions to the extent that such provisions would require or permit the application of the laws of a state other than North Carolina.

11.           Conflicts.  In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Agreement, the provisions of the Plan shall govern; provided, however, that the use of different definitions for certain terms in this Agreement from the definitions of such terms in the Plan shall not be deemed to be a conflict with the Plan.  All references herein to the Plan shall mean the Plan, as it may be amended from time to time.

12.           Participant Bound by Plan.  Participant hereby acknowledges that a copy of the Plan has been made available to Participant and agrees to be bound by all the terms and provisions thereof.

13.           Binding Effect.  Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

14.           Incorporation of Notice.  The Notice is incorporated by reference and made a part of this Agreement.

Exhibit A

Lowe’s Companies, Inc.
1000 Lowe’s Boulevard
Dept. 1ETR
Mooresville, NC  28117
Fax:  (704) 757-0640

Attention:                      Sandy Felton

RE:           Exercise of Stock Option

Pursuant to the terms of the Stock Option Agreement between Lowe’s Companies, Inc. and myself, I hereby give notice that I elect to exercise such Option as indicated below.  Therefore, enclosed is cash or cash equivalent acceptable to the Administrator, or Common Stock and/or combination thereof in full payment of such option shares in accordance with said Agreement.

Type of exercise (check one):  Hold All Shares___.  Sell-to-Cover ___. Sell All Shares ___

This request to exercise stock options relates to the following grant:

Date of Grant: _______________________________
Type of Option (ISO or NQ): __________________________
Number of Options to exercise: __________________

At this time I am paying for the cost of the options and any applicable taxes due:

Amount of check: $ ___________________
# Shares of Lowe’s Companies, Inc. Common Stock (if a SWAP): ________________________

________________________            _______________         __________________________________________
Signature                                                   Date                                   Social Security Number

Residence Mailing Address or Brokerage Account Information for Electronic Delivery:

_____________________________________        DTC # __________________________

_____________________________________       Account # ________________________

Exhibit B

Certain Defined Terms

The following term, as used in this Agreement, shall have the following meaning for purposes of this Agreement, notwithstanding any different definition for any such term as set forth in the Plan.  Embedded defined terms have the definitions prescribed in the Plan.

“Retirement” of Participant means the voluntary termination of employment with approval of the Board at least six months after the Date of Grant of this Option and on or after the date Participant has attained age fifty-five and Participant’s age plus years of service equal or exceed seventy; provided that Participant has given the Board at least ten days advance notice of such Retirement.